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               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K




                         CURRENT REPORT


             Pursuant to Section 13 or Section 15(d)
             of the Securities Exchange Act of 1934



                Date of Report - January 5, 1994




            CENTRAL HUDSON GAS & ELECTRIC CORPORATION
     (Exact name of Registrant as specified in its charter)



          New York                  1-3268           14-0555980
(State or other jurisdiction   (Commission File   (IRS Employer
     of incorporation)               Number)      Identification
                                                        Number



284 South Avenue, Poughkeepsie, New York            12601-4879
(Address of principal executive offices)            (Zip Code)



Registrant's telephone number, including area code (914) 452-2000

                  CENTRAL HUDSON GAS & ELECTRIC CORPORATION



Item 5.   Other Events.

     A.   Pending Electric and Gas Rate Proceedings.

          1. PSC Reference is made to (i) Registrant's Annual Report, on Form 10-K, for the fiscal year ended December 31, 1992, as amended (the "10-K Report"), and to the subcaption "Rates - Rate Proceedings - Electric and Gas" of Item 1 thereof, and (ii) Current Report, on Form 8-K, dated March 19, 1993 and October 8, 1993, for a description of Registrant's pending requests, each filed on November 12, 1992, with the Public Service Commission of the State of New York ("PSC") to increase its base electric and gas rates.

          Registrant had sought an increase in base electric revenues of approximately $15.7 million during the rate year (November 1, 1993 - October 1, 1994 "Rate Year") (or 3.8%), based on a 11.75% return on common equity, a 9.15% return on total invested capital and a target interest coverage calculated for regulatory purposes during the Rate Year of not less than 3.15x. In its request, Registrant included $8 million of "Mirror CWIP" as a rate moderator.

          By Order Adopting Revenue Requirement and Rate Design ("Order"), issued and effective December 16, 1993, the PSC permitted Registrant to increase its electric base rates by $5.133 million (or approximately 1.3% on an annual basis), based on a 10.6% return on common equity, an 8.5% return on total invested capital, a resultant interest coverage during the Rate Year of 3.17x, a recognized revenue requirement deficiency of $14.330 million and the use of $6 million of Mirror CWIP as a rate moderator, which reduced such deficiency to the $5.133 million authorized increase. The Order also directed that such rates be designed to produce revenues for the period November 22, 1993 through November 21, 1994.

          As a result of the application of "Mirror CWIP" under the Order, the balance of Mirror CWIP on Registrant's books will be reduced from $46.5 million to $35.0 million. This results from the application of: (i) $6 million of Mirror CWIP as a rate moderator, (ii) $5.2 million of additional Mirror CWIP to offset deferred balance sheet items, and (iii) $300,000 of Mirror CWIP to offset the revenues Registrant would otherwise be entitled to collect for the period November 22, 1993 through December 20, 1993.

          In addition, the PSC directed the refund (through Registrant's electric fuel adjustment clause) to ratepayers of $3.542 million during the 12 months beginning with the effective date of the new electric rates; such refund relating to the dedication of one-half of the net proceeds received from litigation with respect to the construction of the Nine Mile 2 Plant (which Plant is described under the subcaption "Electric - Nine Mile 2 Plant" of Item 2 of the 10-K Report).

          Registrant was authorized to file its electric rate tariff amendments to go into effect on or after December 21, 1993.

          2. Gas Registrant had sought an increase in its base rates for firm natural gas service to produce additional annual net revenues of approximately $1.8 million during the Rate Year, representing an overall increase in firm gas revenues of 2.52%. In its filing, Registrant had requested an 11.75% return on common equity and a 9.15% return on total invested capital.

          In the Order, the PSC authorized no increase in Registrant's base gas rates. The Order in effect recognizes a $1.237 million revenue requirement deficiency, but eliminates it by applying $537,000 of depreciation expense from a prior period as a rate moderator, and by imputing an increase of $700,000 net revenues from interruptible gas sales of Registrant. The Order also bases such revenue deficiency on a 10.6% return on common equity.

          Registrant was directed to file a new gas firm transportation tariff to become effective from December 21, 1993 through November 21, 1994.

          3. Final Order The Order was issued in advance of an opinion and order which will state in full the basis of the PSC's determinations.

     B.   Roseton Plant Incident

          Reference is made to (i) Item 2 of Registrant's 10-K Report and to the subcaption "Electric - Roseton Plant" and (ii) to Item 5 (Other Information - Roseton Steam Electric Generating Station) of each of Registrant's Quarterly Reports for the quarterly period ended March 31, 1993 and June 30, 1993 for a description of the damage caused to Unit No. 2 of the Roseton Steam Electric Generating Station on March 18, 1993.

          Said Unit No. 2 was restored to full service on
December 20, 1993.  Restoration costs were approximately $32 million, most of which Registrant expects to recover through insurance.
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                            SIGNATURE

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                  CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                                (Registrant)

                  By
                                 JOHN F. DRAIN
                     Vice President - Controller and Treasurer



Dated:  January 5, 1994





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